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                                                               Exhibit 5


                        GREENEBAUM DOLL & MCDONALD PLLC
                           3300 National City Tower
                            101 South Fifth Street
                        Louisville, Kentucky 40202-3197
                                 502/589-4200
                               Fax  502/587-3695

                                January 9, 1998


Atria Communities, Inc.
515 West Market Street
Louisville, KY 40202

Ladies and Gentlemen:

     We have acted as legal counsel to Atria Communities, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to resales of up to $143,750,000 aggregate principal amount of the Company's 5.0% Convertible Subordinated Notes due 2002 (the "Notes") and the shares of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes pursuant to the terms of the Notes and the Indenture dated as of October 16, 1997 (the "Indenture") between the Company and PNC Bank, Kentucky, Inc., as Trustee. The Notes and the Common Stock issuable upon conversion of the Notes are to be offered for resale by certain securityholders of the Company.

     We have examined and are familiar with the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, the Indenture and the various corporate records and proceedings relating to the organization of the Company and the issuance of the Notes and Common Stock issuable upon conversion of the Notes. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Notes are validly authorized, legally issued, fully paid and nonassessable and constitute the legal, valid and binding obligations of the Company in accordance with their terms and entitled to the benefits of the Indenture except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the rights and remedies of creditors generally from time to time in effect and the application of general equitable principles.

     2. The Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

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January 9, 1998
Page 2


     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Notes and Common Stock issuable upon conversion of the Notes. We further consent to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,



                                           Greenebaum Doll & McDonald PLLC